EXHIBIT 10.35

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                       REGISTRATION STATEMENT ON FORM SB-2



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           COMMITMENT LETTER FROM THE SAVINGS BANK OF MENDOCINO COUNTY


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Savings Bank OF MENDOCINO COUNTY

P. O. BOX 3600 ~ UKIAH, CALIFORNIA 95482 TELEPHONE (707) 462-6613

September 13, 1996

Mr. Michael Laybourn Mr. Norman Franks Mendocino Brewing Company, Inc. P.O. Box 400 Hopland, CA 95449

Dear Michael & Norman:

Confirming our earlier conversation and concurrent with the final funding of a $2,700,000.00 construction loan (hereinafter referred to as the "Construction Loan"), I am pleased to inform you that the Savings Bank of Mendocino County (hereinafter referred as "Bank") will provide a first trust deed permanent financing takeout for the 62,000 square foot brewery facility to be completed with the proceeds of the construction loan. This commitment is subject to the documentation, terms and conditions stated below:

1. Loan Principal & Term of Loan: Upon maturity of the construction loan, any outstanding principal loan balance will be rewritten subject to a 25 year amortized repayment schedule and a 15 year balloon maturity. It is understood and providing that you are not in default of any term or condition contained in the Permanent note or under any other obligation to Bank, loan agreement or deed of trust upon maturity, the Bank will renew any outstanding principal loan balance on a fully amortized basis for an additional 10 year period, subject to terms and conditions which will be negotiated at the time of renewal.

2. Interest Rate: The permanent financing package shall be priced at a margin above the then prevailing 5 Year Treasury Constant Maturity Index so as to insure that the initial loan rate will be 10%. The permanent financing package will further provide for an interest rate CAP of 2% above the initial fully indexed interest rate at the time of the first interest rate adjustment (5 year anniversary) and 3% above the initial fully indexed interest rate at the time of the second projected interest rate adjustment (10 year anniversary). The note will further provide for an interest rate floor of 8.50%.

3. Origination Fee: You will be required to pay to the Bank a 1/2 percent origination fee on funding.

4. Prepayment Penalty:  None.

5. Collateral: The loan shall be collateralized by the following:

a. A first deed of trust encumbering the property and improvements located at 1825 Airport Road, Ukiah, CA consisting of approximately 8 acres of land.

b. A first deed of trust encumbering the real property upon which the waste water treatment facility is being constructed, which is approximately I acre in size.

EXHIBIT 10.35

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The loan contemplated  herein shall be additionally  collateralized as specified in a security agreement, in form and substance satisfactory to Bank and its counsel, which covers but is not limited to all fixtures and/or improvements which are located on the to be encumbered parcel of property as well as all inventory, chattel paper, accounts, equipment, general intangibles etc.

It is our mutual understanding that Mendocino Brewing Company, Inc. is intending to initiate a public offering and/or a subordinated capital note issue within the next 365 days. It is further agreed that any monies realized from either offering or any other source in excess of the $2,100,000.00 required to satisfy payables due to West America Bank ($600,000.00), BDM Construction ($960,000.00) and complete the $600,000.00 in deferred construction improvements (for which the initial such sum will be used), shall be deposited into a savings account with the Savings Bank of Mendocino County and that said account shall be pledged as security against the aforementioned $2,700,000.00 permanent financing package. It is understood that should the corporation meet its sales projection objectives and decide to proceed with the equipment purchases contemplated in Phase II of its Business Plan, the Savings Bank of Mendocino County will release these monies, providing that it is determined that the capital expenditures are motivated by sales demand and that the profitability projections have in fact materialized.

6. Out of Pocket Expenses: All fees (title, recording, appraisal re-certification, etc.) together with any other out of pocket expenses, incurred by the Bank relating to this transaction are to be paid for by the Borrower. In the event that we obtain legal assistance associated with the packaging of your permanent loan, you will be required to reimburse us for any out of pocket legal counsel fees which we may expend. In no circumstances, however, shall you be required to reimburse the Bank in excess of $5,000.00 in legally related fees.

7. Additional Conditions Present: Prior to the closing date or at the option of the Bank, there shall have been delivered to Bank, in form and substance satisfactory to Bank and its counsel:

a. Evidence that all consents, permits and approvals from government authorities required or advisable in connection with the occupancy of the improvements, have been obtained by the Borrower.

b. There shall have been issued in form and substance satisfactory to Bank and its counsel a Certificate of Occupancy or other written confirmation that the improvements meet all requirements of all public agencies, including compliance with structural and operating requirements set by all governmental agencies regulating environmental controls and can be occupied in accordance with the terms and conditions under which the improvements were appraised and receipt by Bank of evidence that all utilities are available at the improvements.

c. Receipt by Bank of a Certificate of Completion signed by a licensed architect or engineer, who will first have been approved by Bank, attesting to the completion of the improvements in a good and workman like manner.

d. Receipt by Bank of an As Built Survey Report of a licensed engineer, certified by a registered surveyor, in form and substance also satisfactory to the title insurance company, showing that all



EXHIBIT 10.35
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improvements  are within  lot and  building  lines and  showing  all  easements, improvements, utilities and rights of way above or below ground as of the date of certification, and showing the dimensions and total square foot area of the interior outlines, if any, location of adjoining streets and the distance to and names of the nearest intersection streets.

e. Evidence that an insurance policy providing fire and extended coverage for replacement costs of the improvements, with a lenders loss payable endorsement, for (438BFUNS) or its equivalent, have been obtained.

f. Confirmation that the Mendocino Brewing Company has received $2,100,000.00 in lease financing. Our responsibility to provide the financial accommodations overviewed in this correspondence is conditioned upon our approval of the amount, terms, conditions, agreements, lease documents, etc. which pertain to the lease financing package. Our responsibility to provide the financial accommodations contemplated in this correspondence further conditioned on our having been satisfied that the lease financing package has been fully negotiated and all monies advanced.

g. Upon completion of the construction project, the Bank shall obtain at your expense a re-certification of value from Dean Strupp and Associates Appraisals.

h. Confirmation that the Mendocino Brewing Company is not in default of any of its existing obligations which include but are not limited to obligations owed to West America Bank, BDM Construction and FINOVA Capital Corporation.

8. Approval of Documentation: All instruments evidencing and securing or otherwise relating to the loan on the project, must be satisfactory to the Bank and its counsel.

9. Title Insurance: You will be required to provide ALTA title insurance coverage together with any other endorsements which the Bank might determine necessary, for the full amount of the loan, containing no exceptions other than those approved by the Bank which are usual and customary to such properties.

10. Indemnification: You will be required to indemnify the Bank against any and all liabilities, obligations, losses/damages, penalties, claim actions, suits, cost and expenses of whatever kind or nature which may be imposed on, incurred by or asserted at any time against the Bank in any way relating to or arising in connection with, construction of the improvements, the offer of sale and/or use, occupation or operation of any of the property to be encumbered by the construction deed of trust. Said indemnification shall also cover damages arising from existing or future hazardous waste and/or substances located on the property, including the cost to clean-up or detoxify the property. If for any reason the Bank becomes concerned that there could be related environmental liability risks associated with our liens on the real estate, we may consult with an environmental specialist and may require an environmental audit to be conducted and our commitment is conditioned upon our conclusion based thereon that risks are acceptable to us. Your cost reimbursement will include such consulting and audit fees.


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11.  Assignment:  You will be unable to assign this commitment  letter or any of its rights hereunder, to any other person or legal entity without specific written approval of the Bank. The Bank may sell participations in the loan to other banks.

12. Termination: Bank, at its option, may terminate this commitment letter and its obligations hereunder, if (a) you shall fail to observe or comply with any of the terms and provisions contained herein, or in any other document under which you have an obligation to Bank, or (b) Bank shall find unacceptable or shall not approve any document or agreement, or information or encumbrance applicable to the project, or (c) you or parties involved in the project become insolvent, or (d) bankruptcy, insolvency, reorganization, receivership, dissolution arrangement or other similar proceedings are commenced by or against you or your assets under any federal or state law, or (e) the take-out loan has not been consummated by March 15, 1997.

It goes without mention that our commitment is subject to such additional terms, conditions and requirements as may be provided in our loan documents or by Bank counsel. Should any of the foregoing require clarification don't hesitate contacting me at your earliest convenience.

Sincerely,

/s/ Martin J. Lombardi
Martin J. Lombardi
Vice President

ACKNOWLEDGMENT:

/s/  Michael Laybourn  Date:  9/19/96
Michael Laybourn

/s/  Norman Franks  Date:  9/19/96
Norman Franks